Exhibit 99.3

TranS1 Inc. Announces Agreement to Acquire Baxano, Inc. and $17.2M Financing Commitment

Conference Call to be held on March 4, 2013 at 8:30 a.m. EST

Combination Adds Rapidly Growing Minimally Invasive Spinal Decompression Technology and Large Surgeon User Base

Baxano Shareholders Commit $15.3M in Concurrent Financing

RALEIGH, NC -- (GLOBE NEWSWIRE)—March 4, 2013—TranS1 Inc. (NASDAQ:TSON), a medical device company focused on designing, developing and marketing products to treat degenerative conditions of the spine affecting the lumbar region, today announced that it has entered into a definitive agreement to acquire Baxano, Inc., a privately-held medical device company that manufactures and markets the iO-Flex® system utilized in standard spinal decompression surgery and is developing the iO-TomeTM system, a precision facetectomy instrument.

Merger Transaction

Under the terms of the merger agreement (the “Merger Agreement”), TranS1 Inc. (“TranS1” or “the Company”) will issue approximately 10.4 million shares of TranS1 Common Stock and pay $550,000 of cash (approximately $23.6 million of value based on the March 1, 2013 closing price) to acquire Baxano, Inc. (“Baxano”) (the “Merger Transaction”). The Company will also refinance $3.0 million of existing debt of Baxano in the transaction at closing. On a pro forma basis, prior to the financing transaction discussed below, current TranS1 shareholders will own approximately 72.4% of the combined company and approximately 27.6% will be owned by current Baxano shareholders. The final number of shares will be subject to certain adjustments at closing. The Merger Transaction is currently expected to close early in the second quarter of 2013 and is subject to TranS1 shareholder approval and customary conditions to closing as detailed in the Merger Agreement.

The Company believes that the strategic merit of the combined business includes the following benefits to its shareholders:

•	Expands focus on minimally invasive lumbar spine treatments, with a combined addressable market opportunity of $3.9B

•	Complements existing proprietary product portfolio with differentiated patented products

•	Broadens sales force coverage and provides significant cross-selling opportunities within the MIS surgeon customer focus

•	Improves financial profile

“We believe that Baxano is a complementary strategic fit for our product portfolio,” said Ken Reali, President and Chief Executive Officer of TranS1. “Minimally invasive treatments are the fastest growing segment of the spine market. The combination of our AxiaLIF® and VEOTM lumbar fusion products with Baxano’s iO-Flex and iO-Tome systems for lumbar direct decompression and facetectomy, respectively, will allow us to better meet the needs of our spine surgeon customers. This merger will create a unique company with the vision of being a leader in providing less invasive and minimally invasive solutions for spine disorders.”

“We are enthusiastic about the combination of Baxano with TranS1,” said Tony Recupero, President and Chief Executive Officer of Baxano. “We believe the combined company will have a compelling set of minimally invasive products to benefit patients, surgeons, hospitals and payors and will continue to build on the positive sales momentum we have built at Baxano over the past few years.”

Baxano had revenues of $3.9 million and $9.4 million for the fiscal years ended December 31, 2011 and 2012, respectively. On a pro forma basis, the combined company’s revenues were approximately $24.0 million (unaudited) for the year ended December 31, 2012.

Financing Transaction

Contemporaneously with the execution of the Merger Agreement, TranS1 entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”), pursuant to which the Company agreed to sell, conditioned on closing of the Merger Transaction, approximately 7.5 million shares of the Company’s common stock at a price of $2.28 per share (the “Financing Transaction”), which will result in net proceeds to the Company of approximately $17.2 million. The Securities Purchase Agreement contains customary representations, warranties and agreements of the Company and customary conditions to closing, indemnification rights, obligations of the parties and termination provisions.

“At the closing of the acquisition and financing transactions, we expect to have approximately $30 million in cash on the balance sheet,” said Joe Slattery, Executive Vice President and Chief Financial Officer of TranS1. “With this additional capital, we are now in a position to demonstrate meaningful revenue growth on a pro forma basis.”

Required Approvals and Other Matters

The Merger Transaction was approved by the Board of Directors of TranS1 on March 1, 2013, by the Board of Directors of Baxano on March 2, 2013, and by the stockholders of Baxano pursuant to a written consent in lieu of a stockholders’ meeting on March 3, 2013. The Board of Directors of TranS1 approved the Financing Transaction on March 1, 2013. In addition, TranS1’s stockholders are required to approve the issuance of the Company’s stock in connection with each of the Merger Transaction and the Financing Transaction. In connection with the execution of the Merger Agreement and the Securities Purchase Agreement, certain directors, executive officers and stockholders of the Company, who together hold approximately 24.2% percent of the issued and outstanding common stock of the Company, have entered into agreements whereby they have agreed to vote their shares in favor of the issuance of the Company’s stock in connection with each of the Merger Transaction and the Financing Transaction.

After the Merger Transaction is complete, Ken Reali, President and Chief Executive Officer of TranS1, and Joseph Slattery, Executive Vice President and Chief Financial Officer, will continue to serve in their respective roles. The combined company’s corporate headquarters will be based in Raleigh, North Carolina.

Pursuant to the terms of the Merger Agreement, the Company has agreed to appoint two directors designated by Baxano to the Company’s Board of Directors, effective as of the closing of the Merger Transaction. Upon the approval of the Merger Transaction by the Company’s Board of Directors on March 1, 2013, the Board also accepted Rick Randall’s resignation from the Board due to his need to devote attention to other opportunities.

Stifel is acting as exclusive financial advisor and Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. is acting as legal counsel to TranS1. Leerink Swann is acting as exclusive financial advisor and Morrison & Foerster LLP is acting as legal counsel to Baxano.

Conference Call

TranS1 will host a conference call today at 8:30 am Eastern time to discuss details of the acquisition and the strategic overview of the merged companies. To listen to the conference call on your telephone, please dial (877) 881-2183 for domestic callers and (970) 315-0453 for international callers approximately ten minutes prior to the start time. The call will be concurrently webcast. To access the live audio broadcast or the archived recording, as well as the Company’s presentation used during the conference call, use the following link at http://ir.trans1.com/events.cfm.

About Baxano, Inc.

Baxano is a medical instrument company focused on designing, developing and marketing innovative tools that restore spine function, preserve healthy tissue, and enable a better quality of life for the patients it serves.  Baxano currently markets the patented iO-Flex system, a proprietary minimally invasive set of flexible instruments allowing surgeons to target lumbar spinal stenosis in all three regions of the spine: central canal, lateral recess, and neural foramen, and has developed the patented iO-Tome instrument to rapidly and precisely remove bone, including the facet joints, which is commonly performed in spinal fusion procedures. Baxano was founded in 2005 and is headquartered in San Jose, California. For more information, visit www.baxano.com.

About TranS1 Inc.

TranS1 is a medical device company focused on designing, developing and marketing products to treat degenerative conditions of the spine affecting the lumbar region. TranS1 currently markets the AxiaLIF family of products for single and two level lumbar fusion, the VEO lateral access and interbody fusion system and the VectreTM posterior fixation system for lumbar fixation supplemental to AxiaLIF fusion. TranS1 was founded in May 2000 and is headquartered in Raleigh, North Carolina. For more information, visit www.trans1.com.

Cautionary Statement

The Merger Transaction and Financing Transaction discussed above involve the sale of securities in a private transaction that will not be registered under the Securities Act of 1933, as amended, and will be subject to the resale restrictions under that act. Such securities may not be offered or sold absent registration or an applicable exemption from registration requirements. This document does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The pro forma financial measures presented in this press release combine certain historical financial data of Trans1 and Baxano without adjustment and are not necessarily indicative of what these entities’ actual results of operations or financial position would have been on a combined basis, nor are they indicative of their future results of operations or financial position on a standalone or a combined basis.

Forward Looking Statements

Statements in this press release regarding the proposed Merger Transaction between the Company and Baxano, and the related Financing Transaction; the expected timetable for completing the transactions; benefits and synergies of the acquisition; future opportunities for the combined company; the strategy, future operations, financial position, future revenues and projected costs; prospects, plans and objectives of management; and any other statements about the Company’s management team’s future expectations, beliefs, goals, plans or prospects constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control, and which may cause results to differ materially from expectations. Factors that could cause our results to differ materially from those described include, but are not limited to, the ability to consummate the transactions, the ability to successfully integrate our operations and employees, the ability to realize anticipated synergies and cost savings, the ability to develop and maintain the necessary sales, marketing, distribution and manufacturing capabilities to commercialize our products, the pace of adoption of our product technology by spine surgeons, the outcome of coverage and reimbursement decisions by the government and third party payors, the success of our continuing product development efforts, the effect on our business of existing and new regulatory requirements, uncertainty surrounding the outcome of the matters relating to the subpoena issued to the Company by the Department of Health and Human Services, Office of Inspector General, stockholder class action lawsuits, and other economic and competitive factors, and the other factors described in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2011 and subsequent reports. You are cautioned not to place undue reliance on these forward looking statements, which are based on TranS1's expectations as of the date of this press release and speak only as of the date of this press release. We undertake no obligation to publicly update or revise any forward looking statement, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the Merger Transaction and Financing Transaction. The Company will file a proxy statement and other documents regarding the Merger Transaction and Financing Transaction described in this press release with the SEC. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE COMPANY’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER TRANSACTION AND FINANCING TRANSACTION. Investors and securityholders will be able to obtain the proxy statement and other relevant documents free of charge at the SEC’s website, http://www.sec.gov, and the Company’s stockholders will receive information at an appropriate time on how to obtain the proxy statement and other transaction-related documents for free from the Company. Such documents are not currently available.

The Company and its directors, executive officers, certain members of management, and employees may have interests in the Merger Transaction and Financing Transaction or be deemed to be participants in the solicitation of proxies of the Company’s stockholders to approve the issuance of the Company’s stock in connection with each of the Merger Transaction and the Financing Transaction. Certain information regarding the participants and their interest in the solicitation is set forth in the proxy statement for the Company’s 2012 Annual Meeting of Stockholders filed with the SEC on April 30, 2012. Stockholders may obtain additional information regarding the interests of such participants by reading the proxy statement relating to the Merger Transaction and Financing Transaction when it becomes available.

iO-Flex® and iO-TomeTM are trademarks of Baxano, Inc.

CONTACT:

Investors:

TranS1 Inc.

Joseph P. Slattery, 919-825-0868

Executive Vice-President and Chief Financial Officer

or

Westwicke Partners
Mark Klausner, 443-213-0501
trans1@westwicke.com

Source: TranS1 Inc.